Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Fermi Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	(1)	Other	69,073,650	$29.31	$2,024,548,681.50	0.0001381	$279,590.17

Total Offering Amounts:						$2,024,548,681.50		279,590.17
Total Fee Offsets:
Net Fee Due:								$279,590.17

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 covers any additional shares of the registrant’s common stock that become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

Represents shares of the registrant’s common stock issuable under the Fermi Inc. 2025 Long-Term Incentive Plan (the “2025 LTIP”).

Estimated pursuant to Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price is calculated on the basis of the average of the high and low prices of the registrant’s shares of common stock on October 14, 2025, as reported on The Nasdaq Stock Market LLC.